                         Strong High-Yield Bond Fund

                                  EXHIBIT 16

                          SCHEDULE OF COMPUTATION OF
                            PERFORMANCE QUOTATIONS



I.      CURRENT ANNUALIZED YIELD:  30 days ended October 31, 1996

        A.      Formula
                               a-b      6
                YIELD = 2[(----------+1) -1]

                               cd

                Where:          a =     dividends and interest earned during
                                        the period.

                                b =     expenses accrued for the period
                                        (net of reimbursements).

                                c =     the average daily number of shares
                                        outstanding during the period.

                                d =     the maximum offering price per share
                                        on the last day of the period.


        B.      Calculation
                           1,787,694.40-0.00    6
                YIELD = 2[(------------------+1) -1)
                           18,830,248.964x11.26

                YIELD = 10.33%


II.     TOTAL RETURN

        A.      Formula

                EV-IV
                _____
                 IV     =        TR

Where:          EV      =        Value at the end of the periods, including
                                 reinvestment of all dividends and capital gains distributions

                IV      =        Initial value of a hypothetical investment at
                                 the net asset value

                TR      =        Total Return

        B.      Calculation

                EV-IV
                _____
                 IV     =        TR

                Since inception on 12-28-95 through 10-31-96


                12,166-10,000
                _____________

                   10,000       =      21.66%